Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 20, 2006 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of H. J. Heinz Company, which appears in H. J. Heinz Company’s Annual Report on Form 10-K for the year ended May 3, 2006.
We also consent to the incorporation by reference in this Registration Statement of our reports dated June 28, 2006 relating to the financial statements, which appear in the Annual Reports of H. J. Heinz Company Employees Retirement and Savings Plan and H. J. Heinz Company SAVER Plan on Form 11-K for the year ended December 31, 2005.
/s/PricewaterhouseCoopers LLP
Pittsburgh, PA
July 5, 2006